UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

Filed by the Registrant  ☒                              Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

MYLAN INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed

March 26, 2014

Dear Fellow Shareholder:

The Board urges you to vote for Company performance. We previously sent to you proxy materials for Mylan Inc.’s (the “Company”) Annual Meeting of Shareholders to be held on April 11, 2014, including your Board of Directors’ recommendations regarding the matters upon which you are asked to vote.

Among other successes supporting the Board’s recommendations, the Company has produced outstanding long- and short-term results, and in 2013 we achieved record adjusted revenue and adjusted diluted earnings per share, and the stock price rose to an all-time high. Mylan’s total shareholder return has exceeded applicable Standard and Poor’s benchmarks over the past 1, 3, and 5 years, and we have set a highly ambitious target of achieving adjusted diluted earnings per share of at least $6.00 by the end of 2018, which would produce significant additional shareholder value. A more detailed rationale for each of the Board’s recommendations is included in the Proxy Statement.

Accordingly, your Board of Directors unanimously recommends that shareholders vote:

•	FOR Item 1 — Approval of Director Nominees;
•	FOR Item 2 — Ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm;
•	FOR Item 3 — Approval, on an advisory basis, of the compensation of the Named Executive Officers of the Company; and
•	AGAINST Item 4 — Consideration of a shareholder proposal to adopt a policy that the Chairman of the Board of Directors be an independent director.

Your vote is important, no matter how many or how few shares you may own. To ensure that your shares are represented at the meeting, please vote today by telephone, via the Internet, or by signing, dating and returning the enclosed proxy card in the envelope provided.

Very truly yours,

Heather Bresch

Chief Executive Officer

REMEMBER:

You can vote your shares by telephone, or via the Internet.

Please follow the easy instructions on the enclosed proxy card.

If you have any questions, or need assistance in voting

your shares, please call our proxy solicitor,

INNISFREE M&A INCORPORATED

TOLL-FREE, at 1-888-750-5834.